UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2021

CIL&D, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., Suite 400

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any ne or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

Effective July 1, 2018, the buyer of CIL&D, LLC’s (the “Company”) former subsidiary, Kaiser Eagle Mountain, LLC, began making cash interest payments to the Company in accordance with the terms of a Junior Note given to the Company in such transaction. As a result, and in accordance with the Company’s Second Amended and Restated Limited Liability Company Operating Agreement, as amended (“Operating Agreement”), required distributions on the Company’s Class C and D Units were determined and approved as of March 3, 2021, for interest payments received from August 2020 through February 2021. The total amount required to be distributed on the Class C and D Units as a result of the interest payments received by the Company from August 2020, through February 2021, is approximately $44,392. The Class C Units and Class D Units are held by current and former officers of the Company and such units represent an incentive program that was adopted by the Company in 2002 to replace an incentive bonus program that was terminated in 2002. Under the terms of the Operating Agreement, the distributions on the Class C Units and the Class D Units are to be made within 45 days following receipt of any amount on which a distribution on the Class C and D Units is payable. However, for the administrative convenience of the Company, the holders of the Class C and Class D Units are temporarily allowing the deferral from time-to-time of the payment of the distributions due them.

In addition, pursuant to the terms of the Amended and Restated Liquidation Manager Agreement dated April 10, 2013, between the Company and Richard E. Stoddard (“Liquidation Director Agreement”), Mr. Stoddard is to be paid incentive compensation based upon a percentage of the “Gross Collected Proceeds” as defined in the Liquidation Director Agreement less the cumulative amount of the monthly consulting fees paid to him, which monthly fees terminated December 31, 2014. As a result of previous transactions, the threshold to trigger an incentive payment to Mr. Stoddard was achieved in July 2016. Thus, due to the collection of interest on the Junior Note for the period from August 2020 through February 2021 Mr. Stoddard was paid as of March 3, 2021, approximately $32,546 in incentive compensation pursuant to the terms of the Liquidation Director Agreement. This represents 60% of the total possible incentive compensation from the interest payments received from August 2020 through February 2021. For this time period on which the incentive compensation is now being paid, an additional 30% ($16,273) is due if there should be a future distribution on the Company’s Class A Units and the final 10% ($5,424) is payable at the time of the final dissolution of the Company assuming Mr. Stoddard is the Managing Liquidation Director at such time. Under the terms of the Liquidation Director Agreement, the incentive payments due Mr. Stoddard are to be made within seven days following receipt of any amount on which an incentive payment is payable. However, for the administrative convenience of the Company, Mr. Stoddard is temporarily allowing the deferral from time-to-time of the payment of the incentive payments that are otherwise due and payable to him within seven days.

ITEM 8.01	OTHER EVENTS

NO ASSURANCE OF FUTURE DISTRIBUTIONS. The Company is in voluntary liquidation and dissolution. There is no assurance that there will be any future distributions on the Company’s Class A Units. As previously disclosed, the liquidation and dissolution process involve substantial risks and uncertainties. Accordingly, it is not possible to predict the timing of future distributions, if any, to the Class A unitholders or the aggregate amount of any future distributions if made. There is no market for the Company’s Class A Units and the Class A Units cannot be transferred except upon death or by operation of law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: March 4, 2021	/s/ Richard E. Stoddard
Richard E. Stoddard
Managing Liquidation Director

2